Exhibit H

November 16, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated August 19, 2020 and August 18, 2021 in respect of our reviews of interim financial information of the Asian Infrastructure Investment Bank for the six months ended June 30, 2020 and 2021, respectively, which are included in Exhibit 10 of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2019 and Exhibit 8 of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2020, respectively, are incorporated by reference in this Registration Statement under Schedule B.

Very truly yours,

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com